Consent of Moss Adams LLP

We consent to the incorporation by reference in this Registration Statement of XML - Global Technologies, Inc. and Subsidiaries on Form S-8 of (a) our report dated August 14, 2000 appearing in the Annual Report on Form 10KSB of XML - Global Technologies, Inc. and Subsidiaries for the year ended June 30, 2000 and (b) our report dated September 7, 2000 appearing in Current Report No. 0-23391 on Form 8-K.

Moss Adams, LLP

Bellingham, WA

March 29, 2001